Exhibit 99.2

FOR IMMEDIATE RELEASE

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Jim Trainor (714) 382-2378
ria.carlson@ingrammicro.com	jim.trainor@ingrammicro.com

Rekha Parthasarathy (714) 382-1319
rekha.parthasarathy@ingrammicro.com

INGRAM MICRO PRESIDENT/COO TO DEPART COMPANY AT YEAR-END
Kevin M. Murai will relocate to his native Toronto to be with family
Asia-Pacific president Alain Monié named successor, begins Aug. 1 for transition period

SANTA ANA, Calif., July 26, 2007– Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced that Kevin M. Murai, president and chief operating officer, plans to resign from the company at the end of 2007 in order to care for his extended family in Toronto.  Alain Monié, executive vice president and president of Ingram Micro Asia-Pacific, will replace Murai as the company’s new president and chief operating officer, effective August 1, 2007.

“Kevin has been an outstanding leader, and I believe his contributions will benefit the company for years to come,” said Gregory M. Spierkel, chief executive officer.  “He has driven excellent results, unifying our regions to leverage our global reach and execute on our strategy.  Kevin joined Ingram Micro nearly 20 years ago as a manager in our Canadian information technology department, then rose through the ranks to lead the Canadian, U.S. and North American operations before his promotion to president of the corporation in 2004.  He led the North American profit-enhancement initiative four years ago that significantly improved the long-term fundamentals of the company.  I will miss him, but I admire his devotion to his family.”

Spierkel added:  “I’m pleased we have strong executives within the company to ensure a smooth succession.  Alain has proven himself to be a strong leader and I’m confident he will make an excellent president and chief operating officer.”

During the five-month transition period, Murai will transfer his responsibilities to Monié, who will learn about the operations of each region and his new corporate role.  Due to the strategic significance of Asia-Pacific, the operational leadership of the region will be split among two executives who will report directly to Monié.  Shailendra Gupta will continue to lead the region’s non-China operations, with added responsibility for the Asia-Pacific functional departments.  Meinie Oldersma will continue to lead the company’s China Group, comprised of the People’s Republic of China and Hong Kong.  Both Gupta and Oldersma will join the company’s worldwide executive team.  Gupta, formerly the chief executive officer of Tech Pacific, which the company acquired in November 2004, will become an officer of the corporation.  Monié will also supervise the regional presidents of North America, Europe and Latin America – Keith Bradley, Hans Koppen and Alain Maquet, respectively – and will be based at the company’s corporate headquarters.

Monié joined Ingram Micro as executive vice president in January 2003 and was appointed president of the Asia-Pacific region a year later.  Under his leadership, the region doubled in size after the acquisition of Tech Pacific, transforming from a break-even business in early 2004 to one of the company’s more profitable regions today.  Before joining Ingram Micro, Monié was president of the Latin American division of Honeywell International and led the Asia-Pacific operations of Allied Signal Inc.  He completed his university studies, including an MBA, in France and is fluent in three languages.

“My decision to leave Ingram Micro was extremely difficult,” said Murai.  “I have the comfort, however, of knowing that the baton will be passed to an experienced, effective executive.  It has been a privilege for me to serve this company for two decades and I have the utmost admiration and respect for my fellow associates, management team members and board of directors.  I thank all of them for their counsel, support and friendship over the last 20 years.  The timing of my departure is based solely on the needs of my family and was not influenced by any company-related issues.  I’m proud of the company’s achievements and of the progress made toward greater growth and profitability in the future.  I’m confident that the company is well positioned to generate greater value for our shareholders, associates, customers and business partners.”

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia.  Visit www.ingrammicro.com.

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